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                                                                    EXHIBIT 99.2

          AMENDMENT NO. 1 TO THE DELL COMPUTER CORPORATION 401(k) PLAN


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                             AMENDMENT NO. 1 TO THE
                      DELL COMPUTER CORPORATION 401(k) PLAN

         This Amendment, effective July 31, 2001, is hereby entered into by Dell Computer Corporation, a Delaware corporation, having its principal office in Austin, Texas (hereinafter referred to as "Employer"):

                                    RECITALS:

         WHEREAS, the Employer has previously established the Dell Computer Corporation 401(k) Plan (the "Plan") for the benefit of those employees who qualify thereunder and for their beneficiaries; and

         WHEREAS, the Employer has decided to sell the assets of its DellHost business unit to Sprint Communications Company LP; and

         WHEREAS, the Employer's Benefits Administration Committee has decided to fully vest all Plan participants whose employment is terminated as a result of the sale of its DellHost business unit;

         NOW, THEREFORE, pursuant to Section 13.1 of the Plan, the following amendment is hereby made, and shall be effective as of July 31, 2001:

         a. Section 7.1 of the Plan shall be amended by adding the following new Subsections (e) to the end thereof, to be and to read as follows:

         "(e) Notwithstanding the preceding, any Participant whose employment with the Employer or a Controlled Entity is terminated in connection with the sale by the Employer of its DellHost business unit to Sprint Communications Company L.P. shall have a 100% Vested Interest in his Employer Contribution Account."

         IN WITNESS WHEREOF, the Employer has caused this instrument to be executed as of the day and year first above written.

                                        DELL COMPUTER CORPORATION


                                        By: /s/ KATHLEEN ANGEL
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                                        Its: Director of Global Benefits
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ATTEST:

/s/ JANET B. WRIGHT
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